Exhibit 4.1

€760,000,000
364-DAY TERM LOAN CREDIT AGREEMENT
dated as of August 23, 2023,
    by and among
NORDSON CORPORATION,
as Borrower,
THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Banks,
and
JPMORGAN CHASE BANK, N.A.,
as Agent

JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger and Sole Bookrunner

WELLS FARGO BANK, N.A. and DEUTSCHE BANK AG NEW YORK BRANCH,
as Co-Syndication Agents

BANK OF AMERICA, N.A., PNC BANK, NA and U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

i

v

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Reserved.
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption Agreement
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Banks)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Bank Partnerships)
Exhibit I	-	Form of Solvency Certificate

SCHEDULES
Schedule 1.1(a)	-	Commitments and Commitment Percentages

This 364-DAY TERM LOAN CREDIT AGREEMENT (as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, this “Agreement”) is made effective as of August 23, 2023, among the following:
(i)    NORDSON CORPORATION, an Ohio corporation (“Nordson” or the “Borrower”);
(ii)    the financial institutions from time to time a party hereto (including any such institution that becomes a party hereto pursuant to Section 10.10 hereof, collectively, the “Banks”, and individually each a “Bank”); and
(iii)    JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Banks under this Agreement (in such capacity as Administrative Agent, the “Agent”).
WITNESSETH:
WHEREAS, the Borrower and the Banks desire to contract for the establishment of term loans in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, it is mutually agreed as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than Nordson or a Subsidiary) by a merger or consolidation or any other combination with such Person.
“Adjusted EURIBOR Rate” shall mean, for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall mean JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder, and any successor thereto.
“Agent Fee Letter” shall mean the Administrative Agent Fee Letter, dated as of the Signing Date, between Nordson and the Agent.
“Agent’s Office” shall mean the office of the Agent specified in or determined in accordance with the provisions of Section 10.04(d).
“Agreement” shall have the meaning provided in the first paragraph hereof.
“Agritech” shall have the meaning provided in the definition of “Project Lamb Acquisition”.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” shall mean any laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules relating to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced) and any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.
“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Applicable Margin” shall mean, the percentages per annum as set forth below based on the Leverage Ratio:

Pricing Level	Leverage Ratio	Applicable Margin
I	Less than 1.50 to 1.00	1.125%
II	Greater than or equal to 1.50 to 1.00 but less than to 2.25 to 1.00	1.250%
III	Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	1.375%
IV	Greater than or equal to 3.00 to 1.00	1.625%

provided that, the Applicable Margin set forth in the pricing grid above shall be increased (at each level) by (i) an additional 25 basis points on the date that is 90 days after the Closing Date, plus (ii) an additional 25 basis points on the date that is 180 days after the Closing Date, plus (iii) an additional 25 basis points on the date that is 270 days after the Closing Date (“Applicable Margin Step-Ups”).
The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which Nordson provides a Compliance Certificate pursuant to Section 5.01(c) for the most recently completed fiscal quarter of Nordson (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level II (including, for the avoidance of doubt, any Applicable Margin Step-Up applicable during such time) until the first Calculation Date for the first full fiscal quarter of Nordson ending after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently completed fiscal quarter of Nordson preceding the applicable Calculation Date, and (b) if Nordson fails to provide a Compliance Certificate when due as required by Section 5.01(c) for the most recently completed fiscal quarter of Nordson preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level IV (including any Applicable Margin Step-Up applicable at such time) until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently completed fiscal quarter of Nordson preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Term Loans.
Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect or (ii) any Term Loan is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) Nordson shall promptly (and in any case within five (5) Business Days) deliver to the Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly (and in any case within five (5) Business Days) and retroactively be obligated to pay to the Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with Section 3.09. Nothing in this paragraph shall limit the rights of the Agent and Banks with respect to Sections 3.06(b) and Article VIII nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the repayment of all other Obligations hereunder.
“Applicable Margin Step-Up” shall have the meaning provided in the definition of “Applicable Margin”.
“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” shall mean JPMorgan Chase Bank, N.A., in its capacity as sole lead arranger and sole bookrunner.
“Arranger Fee Letter” shall mean that certain Arranger Fee Letter, dated as of the Signing Date (as supplemented by the Supplemental Fee Letter, dated as of July 13, 2023, among Nordson, the Arranger, and each of the Banks party thereto), between Nordson and the Arranger.
“Asset Sale” shall mean the sale or other disposition by the Borrower or any of its Subsidiaries of any Property to third parties (other than to the Borrower or any Subsidiary), except Excluded Asset Sales.
“Assignment Agreement” shall mean an Assignment and Assumption Agreement in the form of the attached Exhibit G.
“Authorized Officer” shall mean (i) in the case of the Borrower, its chief executive officer, its chief financial officer, its treasurer, its assistant treasurer, corporate controller, any vice president of the Borrower designated as an “Authorized Officer” of the Borrower, for the purpose of this Agreement in an Officer’s Certificate executed by the Borrower’s chief executive officer or chief financial officer and delivered to the Agent and (ii) in the case of the Agent or any Bank, any vice president, senior vice president or person holding an equivalent or greater title of the Agent or any Bank. Any action taken under this Agreement on behalf of the Borrower by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Borrower and whom Agent or any Bank in good faith believes to be an Authorized Officer of the Borrower at the time of such action shall be binding on the Borrower even though such individual shall have ceased to be an Authorized Officer of the Borrower, and any action taken under this Agreement on behalf of the Agent or any Bank by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Agent or such Bank and whom the Borrower in good faith believes to be an Authorized Officer of the Agent or such Bank at the time of such action shall be binding on the Agent or such Bank even though such individual shall have ceased to be an Authorized Officer of the Agent or such Bank.
“Available Tenor” shall mean, as of any date of determination and with respect to any then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(c)(iv).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” shall mean each Person executing this Agreement as a Bank on the Closing Date and any other Person that shall have become a party to this Agreement as a Bank pursuant to an Assignment Agreement, other than any Person that ceases to be a party hereto as a Bank pursuant to an Assignment Agreement.
“Benchmark” shall mean, initially, the EURIBOR Rate; provided that if a Benchmark Transition Event has occurred with respect to the EURIBOR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Euro and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Euro.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, European Central Bank, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” shall mean, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c)(i).
“Beneficial Owner” shall have the meaning set forth in 31 C.F.R. § 1010.230.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning set forth in the first paragraph of this Agreement.
“Borrower Materials” has the meaning assigned thereto in Section 5.01.
“Business Day” shall mean any day that is (i) not a Saturday, Sunday or other day on which the NYFRB is closed and (ii) a TARGET Day.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.
“CBR Loan” shall mean a Term Loan that bears interest at a rate equal to the Central Bank Rate plus the Applicable Margin.
“Central Bank Rate” shall mean, the greater of (I)(A) one of the following three rates as may be selected by the Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.
“Central Bank Rate Adjustment” means, for any day, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month.
“Certificate of Beneficial Ownership” shall mean, for the Borrower, a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“CFC” shall mean a Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, that is enacted, adopted or issued after the date hereof.
“Change of Control” shall mean (a) the acquisition of ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act), other than (i) the Current Management Team and (ii) any employee benefit plan of such Person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Nordson, or (b) the occurrence of any “Change of Control” under the Existing Credit Agreement.
“Closing Date” shall mean the effective date of this Agreement, which date is August 23, 2023.
“Closing Date Refinancing” shall mean the refinancing, prepayment, repayment, redemption, repurchase, discharge or defeasance of certain existing indebtedness of the Target as set forth in the Project Lamb Acquisition Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
“Companies” shall mean the Borrower and all of its Subsidiaries.
“Company” shall mean the Borrower or a Subsidiary.
“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit F.
“Conforming Changes” shall mean, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “TARGET Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.04 and other technical, administrative or operational matters) that the Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.
“Consolidated” shall mean the resultant consolidation of the financial statements of Nordson and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.01(a) and (b) hereof.
“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of Nordson or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, and (c) any non-cash charges.
“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.
“Consolidated Interest Expense” shall mean, for any period, the interest expense of Nordson for such period, as determined on a Consolidated basis and in accordance with GAAP and, to the extent not reflected in such Consolidated Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities; provided that any interest expense of Nordson or any of its Subsidiaries associated with any off-balance sheet Indebtedness, any Permitted Receivables Facility or any items that are not required to be reflected on a Consolidated balance sheet of Nordson under GAAP shall be excluded from “Consolidated Interest Expense”.
“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Nordson and its Subsidiaries for such period, as determined on a Consolidated basis and in accordance with GAAP.
“Consolidated Total Assets” shall mean the book value of all assets of Nordson and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of Nordson for the most recently completed fiscal quarter.
“Consolidated Trailing EBITDA” shall mean, for the relevant period, the sum of (a) Consolidated EBITDA, plus (b) the sum of the following, without duplication, (i) expenses for franchise, withholding, property, state, excise and other taxes, (ii) any costs or expense incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement to the extent such costs or expenses are non-cash (other than to the extent of any cash expenses with respect to taxes associated with the exercise of such options, equity grants or rights) or are funded with cash proceeds contributed to the capital of Nordson or net cash proceeds from the issuance of equity proceeds of Nordson, (iii) transaction expenses incurred in connection with the Loan Documents and any Acquisitions, investments, dispositions or issuance of Indebtedness permitted hereunder, in each case, whether or not actually consummated, (iv) write-offs and write-downs during such period, (v) any loss or discount on the sale of accounts receivables and any Receivables Related Assets in connection with any Permitted Receivables Facility, (vi) restructuring losses, charges or expenses incurred during such period, (vii) (A) unusual and non-recurring losses, charges or expenses and (B) the amount of any “run rate” cost synergies, operating expense reductions and other net cost savings and integration costs, in each case projected by Nordson in connection with any Acquisition permitted hereunder, net of the amount of actual benefits realized during such period from such actions; provided that (x) such synergies, expense reductions and cost savings are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of Nordson and its Subsidiaries and have been determined by Nordson in good faith to be reasonably anticipated to be realizable within 12 months following any such action as set forth in reasonable detail on a certificate of a Financial Officer of Nordson delivered to the Agent, (y) no such amounts shall be added pursuant to this clause (b)(vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Trailing EBITDA, whether through a pro forma adjustment or otherwise and (z) the aggregate amount added pursuant to this clause (b)(vii) for the most recently completed four (4) fiscal quarters of Nordson shall in no event exceed 10% of Consolidated Trailing EBITDA for such period (calculated prior to any such add-backs pursuant to this clause (b)(vii)), (viii) expenses, charges or losses covered by indemnification, insurance or other reimbursement obligations and actually reimbursed during such period, and (ix) without duplication of the foregoing clauses (i) through (viii), the Consolidated EBITDA of Subsidiaries, businesses, all or substantially all of the assets of a Person, business units, lines of business or divisions acquired by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters on a pro forma basis to the extent that such Consolidated EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) as determined in good faith by the Borrower minus (c) the sum of the following, without duplication, (i) the Consolidated EBITDA of Subsidiaries, businesses, all or substantially all of the assets of a Subsidiary, business units, lines of business or divisions disposed of by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters on a pro forma basis, (ii) federal, state and foreign income tax credits of Nordson and its Subsidiaries for such period (to the extent not netted from such tax expense), (iii) any cash expense made during such period which represents the reversal of any non-cash charge that was added in a prior period pursuant to clause (c) of “Consolidated EBIT”, and (iv) any unusual and non-recurring gains.
“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries, businesses, business units, lines of business or divisions acquired by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries, businesses, business units, lines of business or divisions acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) as determined in good faith by the Borrower, minus (ii) the interest expense of Subsidiaries, businesses, business units, lines of business or divisions disposed of by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters.
“Controlled Group” shall mean the Borrower and each Person required to be aggregated with the Borrower under Code Sections 414(b), (c), (m) or (o).
“Covered Party” has the meaning assigned thereto in Section 10.24(a).
“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of Nordson (or any combination thereof) as in place on the Closing Date, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).
“Debt Issuance” shall mean the incurrence of Indebtedness for borrowed money (including hybrid securities and debt securities convertible into equity to the extent not constituting an Equity Issuance pursuant to the definition thereof), in each case, by the Borrower or any of its Subsidiaries, except Excluded Debt.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any of the events specified in Article VII, whether or not any requirement for such event to become an Event of Default has been satisfied.
“Defaulting Bank” shall mean, subject to Section 3.15(b), any Bank that (a) has failed to (i) fund all or any portion of the Term Loan required to be funded by it hereunder within two Business Days of the date such Term Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Bank any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Term Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any reasonable determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 3.15(b)) upon delivery of written notice of such determination to the Borrower and each Bank.
“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.
“Duration Fees” shall have the meaning provided in Section 3.08(a).
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.
“Equity Issuance” shall mean the issuance of any equity interests or equity-linked securities by the Borrower or any of its Subsidiaries to any Person, except (a) pursuant to executive compensation and/or employee benefits or incentive programs, (b) any issuance resulting from the conversion of any convertible debt instrument that does not result in cash proceeds received by the Borrower or any of its Subsidiaries, or (c) issuances to the Borrower or any Subsidiary of the Borrower.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on the Borrower or of the imposition of a Lien on the assets of the Borrower or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to the Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (g) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (h) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (i) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (j) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (j) above, would reasonably be likely to have or result in a Material Adverse Effect.
“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“EURIBOR Rate” shall mean, for any Interest Period, the EURIBOR Screen Rate.
“EURIBOR Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Euro” and the symbol “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Event of Default” shall mean any of the events specified in Article VII, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Asset Sale” shall mean (a) any sale or other disposition of Property that is (i) obsolete, worn, damaged, uneconomic or otherwise deemed by the Borrower to no longer be necessary or useful in the operation of the business of the Borrower or its Subsidiaries or (ii) replaced by other Property of similar suitability and value, (b) any sale or other disposition of Property (including, for the avoidance of doubt, inventory) in the ordinary course of business, (c) any sale leaseback by the Borrower or its Subsidiaries, (d) the sale or other disposition of Property as part of any asset securitization financing programs including but not limited to, the Permitted Receivables Facility, or any factoring arrangement, (e) the sale or other disposition of Property as part of any leasing transaction, (f) any sale or other disposition of Property by the Borrower’s Foreign Subsidiaries (or any Subsidiary thereof) to the extent that repatriation of the proceeds of such sale or disposition is not permitted by applicable laws and regulations or would result in material adverse tax consequences (as reasonably determined by the Borrower), (g) any foreclosure, casualty, eminent domain or condemnation event in respect of Property of the Borrower or its Subsidiaries, and sales or other dispositions of Property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding), (h) the sale or other disposition of equity interests to the Borrower or any of its Subsidiaries or the issuance of any equity interest or equity-linked securities by the Borrower or any of its Subsidiaries, (i) dispositions of cash and Cash Equivalents, (j) sales or other dispositions to the extent that (i) the relevant Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of the relevant sale or other disposition are promptly applied to the purchase price of such replacement Property, (k) dispositions of notes receivable or accounts receivable (including any discount and/or forgiveness thereof) in connection with the collection or compromise thereof, (l) sales or other dispositions made to comply with any order of any Governmental Authority or any Applicable Law and (m) any sales or other dispositions by the Borrower and its Subsidiaries for which the Net Cash Proceeds (assuming, solely for purposes of such definition, that such sale or other disposition was an “Asset Sale”) received after the Closing Date, in the aggregate with all other such sales or dispositions, do not exceed $100,000,000.
“Excluded Debt” shall mean (a) Indebtedness, loans, and advances among the Borrower and any of its Subsidiaries, (b) Extensions of Credit (as defined in the Existing Credit Agreement) under the Revolving Credit Commitments (as defined in the Existing Credit Agreement) pursuant to the Existing Credit Agreement in an outstanding principal amount not to exceed $850,000,000, (c) any other working capital or overdraft facilities as in effect from time to time in the ordinary course of business of the Borrower and its Subsidiaries, and any trade, vendor or customer finance-related financing in the ordinary course of business, (d) purchase money Indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries, (e) (x) Indebtedness with respect to capital leases incurred in the ordinary course of business of the Borrower and its Subsidiaries and (y) Indebtedness incurred to finance the acquisition, construction or improvement of assets in the ordinary course of business of the Borrower and its Subsidiaries, (f) any Indebtedness, loans and advances incurred by the Target or its Subsidiaries (to the extent not in contravention of the Project Lamb Acquisition Agreement), (g) Indebtedness to refinance, renew, reprice, repay or defease (collectively, a “Refinancing”) any Indebtedness of the Borrower and its Subsidiaries existing on the Signing Date and that has a maturity date on or prior to the first anniversary of the Signing Date, provided that such Refinancing does not increase the aggregate principal or committed amount thereof (except for the capitalization of accrued interest, amounts in respect of original issue discount and fees and expenses reasonably incurred in connection with such Refinancing), (h) other Indebtedness in an aggregate principal amount not to exceed $100,000,000, (i) the facilities pursuant to the Private Shelf Agreement, (j) to the extent constituting Indebtedness, the proceeds of any sale or disposition of the type described in clause (d) of the definition of Excluded Asset Sale, and (k) commitments related to any of the foregoing clauses (a) through (j).
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by Borrower under Section 3.05) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.02 amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of June 6, 2023, among Nordson, as a borrower, Nordson Engineering GMBH, as a borrower, the other borrowers from time to time party thereto, the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code, and any official interpretations thereof.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letters” shall mean (a) the Agent Fee Letter and (b) the Arranger Fee Letter.
“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Nordson.
“Floor” shall mean a rate of interest equal to zero percent (0.00%) per annum.
“Foreign Bank” shall mean a Bank that is not a U.S. Person.
“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.
“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” shall mean any Subsidiary that owns, directly or indirectly, no material assets other than equity interests (or equity interests and indebtedness owed by CFCs) of one or more CFCs.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” shall have the meaning given to such term in Section 1.02.
“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty of Payment on or after the Closing Date, or any other Person that shall deliver a Guaranty of Payment to the Agent or any Bank on or after the Closing Date.
“Guaranty Obligations” shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness). The amount of any Guaranty Obligation shall be deemed to be an amount equal to the then stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the then maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Guaranty of Payment” shall mean a guaranty substantially similar to Exhibit I to the Existing Credit Agreement (as modified to the reasonable satisfaction of the Agent to reflect the nature of it as a subsidiary guaranty and as modified to apply to this Agreement).
“Historical Borrower Financials” shall mean (a) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, the Target) for the three most recently completed fiscal years ended at least 75 days prior to the Closing Date, in each case prepared in accordance with GAAP and (b) the unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, the Target) for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Borrower’s fiscal year) ended at least 40 days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (a), in each case prepared in accordance with GAAP.
“Historical Target Financials” shall mean, solely to the extent received by the Borrower pursuant to the Project Lamb Acquisition Agreement, (a) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Target for the most recently completed fiscal year ended at least 180 days prior to the Closing Date, in each case prepared in accordance with IFRS and (b) the unaudited interim consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Target for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Target’s fiscal year) ended at least 45 days prior to the Closing Date that is after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (a), in each case prepared in accordance with IFRS.

“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.
“Indebtedness” shall mean, for the Borrower or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by the Borrower or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all current obligations (contingent or otherwise) under any letter of credit or banker’s acceptance (other than commercial, trade or other letters of credit entered into in connection with customer or supplier relationships in the ordinary course business), (e) all synthetic leases, (f) all obligations of the Borrower or such Subsidiary with respect to the repurchase of assets under asset securitization financing programs, including but not limited to, the Permitted Receivables Facility, (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (h) all Guaranty Obligations in respect of any of the foregoing clauses (a) through (g). Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, or (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Information” has the meaning assigned thereto in Section 10.20.
“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of Nordson, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined as of the conclusion of most recently completed fiscal quarter in accordance with Nordson’s customary financial reporting practices.
“Interest Payment Date” shall mean the last day of each Interest Period and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Term Loan Maturity Date.
“Interest Period” shall mean the period commencing on the date such Term Loan is disbursed or continued and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Continuation and subject to availability; provided that:
(a)    the Interest Period shall commence on the date of advance of such Term Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Term Loan Maturity Date;
(e)    there shall be no more than ten (10) Interest Periods in effect at any time; and
(f)    no tenor that has been removed from this definition pursuant to Section 3.03(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Continuation.
“IRS” shall mean the United States Internal Revenue Service.
“Lending Office” shall mean, with respect to any Bank, the office of such Bank maintaining such Bank’s Term Loans, which office may, to the extent the applicable Bank notifies the Agent in writing, include an office of any Affiliate of such Bank or any domestic or foreign branch of such Bank or Affiliate.
“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of Nordson, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of Nordson and its Subsidiaries that are not subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Banks) as set forth on the financial statements of Nordson and its Subsidiaries for the most recently completed fiscal quarter to (b) Consolidated Trailing EBITDA, all as determined as of the conclusion of most recently completed fiscal quarter in accordance with Nordson’s customary financial reporting practices.
“Leverage Ratio Step-Up Period” shall mean the fiscal quarter in which a Material Acquisition Event occurs and the next following three consecutive fiscal quarter periods of Nordson.
“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any (real or personal) or asset.
“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, the Fee Letters and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.
“Loan Party” shall mean the Borrower and each Guarantor of Payment.
“Losses” shall have the meaning assigned in Section 10.06(a).
“Material Acquisition Event” shall mean any time when (a) any Company consummates an Acquisition, the Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000), or (b) any Company or the Companies consummate one or more Acquisitions over a period of no more than ninety (90) days, the aggregate Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000).
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Nordson and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent of the Banks (taken as a whole) hereunder or thereunder.
“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of the Borrower or any Subsidiary owed to a Person other than the Borrower or a Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.
“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Asset Sale, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment, but only as and when actually received) actually received in respect of such Asset Sale after the Closing Date, net of (i) all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other fees and expenses incurred in connection therewith, (ii) all taxes (including withholding taxes) paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale and (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and
(b)    with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds actually received after the Closing Date in respect of such Equity Issuance or Debt Issuance, net of all attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof.
“Non-Consenting Bank” shall mean any Bank that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Banks or all affected Banks in accordance with the terms of Section 10.03 and (b) has been approved by the Required Banks, as applicable.
“Non-Defaulting Bank” shall mean, at any time, each Bank that is not a Defaulting Bank at such time.

“Nordson” shall have the meaning provided in the first paragraph hereof.
“Note” shall mean a promissory note made by the Borrower in favor of a Bank evidencing the portion of the Term Loans made by such Bank, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Notice of Borrowing” shall mean a Notice of Borrowing in the form of the attached Exhibit B.
“Notice of Continuation” has the meaning assigned thereto in Section 3.07.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.01(d).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate; provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined are less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” shall mean, collectively, all Indebtedness incurred by Borrower to Agent and the Banks pursuant to this Agreement and includes the principal amount of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allocable in such proceeding) on all Term Loans, the Duration Fees, other fees and any other amounts payable hereunder.
“Obligor” shall mean a Person whose credit or any of whose property is pledged to the payment of the Obligations and includes, without limitation, any Guarantor of Payment.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in each case, any amendments to any of the foregoing.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).

“Overnight Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” shall have the meaning provided to such term in clause (a) of Section 10.11.
“Participant Register” shall have the meaning specified in clause (c) of Section 10.11.
“Participating Member State” shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment” has the meaning assigned thereto in Section 9.10(a).
“Payment Notice” has the meaning assigned thereto in Section 9.10(b).
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
“Permitted Receivables Facility” shall mean an accounts receivable facility whereby Nordson or its Subsidiaries sell or transfer the accounts receivables of Nordson or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by Nordson or any Subsidiary, (b) there is no recourse or obligation to Nordson or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility, and (c) neither Nordson nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind (excluding credit insurance or similar third party credit support obtained in the ordinary course of business) in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.
“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Borrower or any ERISA Affiliate.
“Platform” shall mean Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Polyusus” has the meaning assigned thereto in the definition of “Project Lamb Acquisition”.

“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries that are not Loan Parties and (b) all Indebtedness of Nordson or any other Loan Party secured by any Liens permitted by Section 5.06(i), in each case owing to a Person other than Nordson or a Subsidiary; provided that Indebtedness of non-U.S. borrowers under the Existing Credit Agreement shall not constitute Priority Indebtedness.
“Private Shelf Agreement” shall mean that certain Second Amended and Restated Note Purchase and Private Shelf Agreement, dated October 29, 2020, among the Borrower, Nordson Holdings S.à r.l. & Co. KG, and New York Life Investors LLC (together with any amendment, amendment and restatement, renewal, extension, refinancing or replacement thereof that does not increase the principal amount available thereunder as of the Signing Date, except to the extent of fees and expenses incurred in connection therewith).
“Pro Forma Financials” shall mean a pro forma unaudited combined balance sheet and related pro forma unaudited combined statement of operations of the Borrower and its Subsidiaries as of and for the twelve-month period ended October 31, 2022, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting, tax adjustments, deferred taxes or other similar pro forma adjustments.
“Project Lamb Acquisition” shall mean the acquisition by Nordson, directly or indirectly, of (i) the equity interests of (x) Polyusus Lux XX S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 12D, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B248816 (“Polyusus”) and (y) AgriTech Holding S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 12D, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B226551 (“AgriTech” and, collectively with Polyusus and their respective Subsidiaries, the “Target”), and (ii) certain notes previously issued by AgriTech to certain of its shareholders in exchange for a loan in the overall principal amount of €60.0 million, in each case on the Closing Date and pursuant to the Project Lamb Acquisition Agreement.
“Project Lamb Acquisition Agreement” shall mean that certain Sale and Purchase Agreement, dated as of the Signing Date (together with all exhibits, schedules and other attachments thereto) among the Borrower, Nordson Italia S.p.A., an Italian joint stock company, Capvis Equity V L.P., a Jersey limited partnership represented by Capvis General Partner V Limited, a Jersey limited liability company, Drip Co-Investment, a Luxemburg corporate partnership limited by shares (société en commandite par actions) registered under number B254709, the persons identified on Schedule 3 thereto, and the other Sellers (as defined therein) party thereto.
“Project Lamb Acquisition Agreement Representations” shall mean such of the representations made by or with respect to the Target in the Project Lamb Acquisition Agreement as are material to the interests of the Banks (in their capacities as such), but only to the extent that Nordson or any of its Affiliates have the right to terminate its or their obligations under the Project Lamb Acquisition Agreement or decline to consummate the Project Lamb Acquisition pursuant to the Project Lamb Acquisition Agreement (in each case in accordance with the terms thereof) as a result of a breach of such representations in the Project Lamb Acquisition Agreement.
“Projections” shall have the meaning provided in Section 6.11(b).

“Property” shall mean, in respect of any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Banks” has the meaning assigned thereto in Section 5.01.
“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.
“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Nordson that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring and selling accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.
“Recipient” shall mean (a) the Agent or (b) any Bank, as applicable.
“Refinancing” has the meaning assigned thereto in the definition of “Excluded Debt”.
“Register” has the meaning assigned thereto in Section 10.10(i).
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by the Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Banks pursuant to or otherwise in connection with this Agreement.
“Relevant Governmental Body” shall mean, with respect to a Benchmark Replacement, (i) the European Central Bank, any successor thereto or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement (or any successor thereto) or (ii) any working group or committee officially endorsed or convened by (A) the European Central Bank (or any successor thereto), (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement (or any successor thereto), (C) a group of those central banks or other supervisors (or any successors thereto) or (D) the Financial Stability Board, any successor thereto or any part thereof.
“Removal Effective Date” has the meaning assigned thereto in Section 9.06(b).
“Reportable Event” shall mean any of the events set forth in Section 4043 of ERISA or the regulations issued under such section, other than events for which the 30-day notice period has been waived.
“Required Banks” shall mean, at any time, Banks having outstanding Term Loans and (prior to the funding of the Term Loans on the Closing Date) unused Term Loan Commitments representing more than fifty percent (50%) of the outstanding Term Loans and (prior to the funding of the Term Loans on the Closing Date) unused Term Loan Commitments of all Banks. The outstanding Term Loans and (prior to the funding of the Term Loans on the Closing Date) unused Term Loan Commitments of any Defaulting Bank shall be disregarded in determining Required Banks at any time.
“Resignation Effective Date” has the meaning assigned thereto in Section 9.06(a).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Same Day Funds” shall mean same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euro.
“Sanctioned Country” shall mean at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” shall mean any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Term Loans will be used, or (c) from which repayment of the Term Loans will be derived.
“SEC” shall mean the United States Securities Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Signing Date” shall mean June 25, 2023.
“Specified Representations” shall mean those representations and warranties made by the Borrower pursuant to Sections 6.01 (but solely with respect to organizational existence of the Borrower), 6.02 (but solely with respect to the Borrower), 6.07, 6.09, 6.10(a) and 6.13 (solely with respect to the use of proceeds of the Term Loans).

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the funding of the Term Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Banks) in favor of the prior payment in full of the Obligations hereunder.
“Subordinated Indebtedness” shall mean, for Nordson or any Subsidiary any Indebtedness that is Subordinated.
“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) a partnership or limited liability company of which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, that, or otherwise, has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Nordson.
“T2” shall mean the real time gross settlement system operated by the Eurosystem, or any successor system.
“Target” shall have the meaning provided in the definition of “Project Lamb Acquisition”.
“TARGET Day” shall mean any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” shall mean the term loan made, or to be made, to Nordson by the Banks pursuant to Section 2.01(a).
“Term Loan Commitment” shall mean (a) as to any Bank, the obligation of such Bank to make a portion of the Term Loan to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on the Register/Schedule 1.1(a), as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Banks, the aggregate commitment of all Banks to make such Term Loans. The aggregate Term Loan Commitment with respect to the Term Loan of all Banks on the Closing Date shall be Seven Hundred Sixty Million Euro (€760,000,000). The Term Loan Commitment of each Bank as of the Closing Date is set forth opposite the name of such Bank on Schedule 1.1(a).
“Term Loan Facility” shall mean the term loan facility established pursuant to Section 2.01(a).
“Term Loan Maturity Date” shall mean the first to occur of (a) the date that is 364 days after the Closing Date, and (b) the date of acceleration of the Term Loans pursuant to Article VIII.
“Term Loan Percentage” shall mean, with respect to any Bank at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Bank’s Term Loans. The Term Loan Percentage of each Bank as of the Closing Date is set forth opposite the name of such Bank on Schedule 1.1(a).
“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of Nordson and its Subsidiaries, including, but not limited to, current, long-term and Subordinated Indebtedness (to the extent constituting Indebtedness); provided that all off-balance sheet indebtedness, indebtedness under the Permitted Receivables Facility and any items that are not required to be reflected as a liability on the balance sheet of Nordson and its Subsidiaries in accordance with GAAP shall not be included in “Total Indebtedness”.
“Transactions” shall mean, collectively, (a) the entering into by the Loan Parties of the Loan Documents which they are or are intended to be a party and the funding of the Term Loans thereunder, (b) the consummation of the Project Lamb Acquisition, (c) consummation of the Closing Date Refinancing and (d) the payment of the fees, costs and expenses incurred in connection with the consummation of the foregoing.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” shall mean the United States of America.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 3.02.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.
“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).
“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.
“Withholding Agent” shall mean any Loan Party and the Agent.
“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Accounting and Legal Principles, Terms and Determinations.
(a)    All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof, except that with respect to any leases of any Person that are, or would be, characterized as operating leases in accordance with GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (and not as capital leases) for purposes of this Agreement notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital or finance leases in the financial statements. Interim financial statements otherwise prepared in accordance with GAAP shall be deemed to comply with such principles subject to year-end adjustments and notwithstanding the absence of footnotes. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Nordson and its Subsidiaries made available pursuant to clause (b) of Section 5.01 or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (a) of Section 5.01.

Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Banks shall so request, the Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 1.03    Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.
Section 1.04    Divisions. For all purposes under the Loan Documents, in connection with any division or plan or division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.05    Rates. The interest rate on a Term Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(c) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of, performance of, or any other matter related to any interest rate used in this Agreement, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(c), will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced, or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of any interest rate in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.06    [Reserved].
Section 1.07    [Reserved].
Section 1.08    [Reserved].
Section 1.09    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.10    References to Laws. Unless otherwise expressly provided herein, any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, ERISA, the Exchange Act, USA Patriot Act, the Securities Act, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
Section 1.11    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
AMOUNT AND TERMS OF CREDIT
Section 2.01    Term Loan Facility.
(a)    Term Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Bank severally agrees to make the Term Loan to Nordson in Euro on the Closing Date in a principal amount equal to such Bank’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be re-borrowed.
(b)    Procedure for Advance of Term Loan. Nordson shall give the Agent an irrevocable (provided that any such Notice of Borrowing may state that it is conditioned upon the effectiveness of other transactions, including the consummation of the Project Lamb Acquisition, in which case such Notice of Borrowing may be revoked by the Borrower by notice to the Agent on or prior to the specified effective date if such condition is not satisfied; provided, further, that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.04) Notice of Borrowing requesting that the Banks make the Term Loan on the Closing Date prior to 12:00 p.m. at least three (3) Business Days prior to the Closing Date. The Notice of Borrowing shall specify (A) the date of such borrowing, which shall be a Business Day, and (B) the amount of such borrowing and the duration of the Interest Period applicable thereto. If Nordson fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Not later than 9:00 a.m. on the Closing Date, each Bank will make available to the Agent for the account of Nordson at the Agent’s Office in Same Day Funds in Euro, the amount of such Term Loan to be made by such Bank on the Closing Date.

Nordson hereby irrevocably authorizes the Agent to disburse the proceeds of the Term Loan in Same Day Funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.
(c)    Repayment of Term Loans. Nordson shall repay the aggregate outstanding principal amount of the Term Loan, together with accrued interest thereon, on the Term Loan Maturity Date in Euro.
(d)    Prepayments of Term Loans.
(i)    Voluntary Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 3.04, to prepay the Term Loans, in whole or in part, upon delivery to the Agent of irrevocable prior written notice substantially in the form attached as Exhibit D (a “Notice of Prepayment”) not later than 12:00 p.m. three Business Days before prepayment of such Term Loan, specifying the date, and amount of prepayment. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least €5,000,000 or any whole multiple of €1,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof) and shall be applied to prepay the Term Loan. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 3.04 hereof. A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day. The Agent shall promptly notify the Banks of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all or any portion of the Term Loan Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.04.
(ii)    Mandatory Prepayments. (1) In the event that the Borrower or any of its Subsidiaries actually receives following the Closing Date any Net Cash Proceeds arising from (without duplication) any Debt Issuance, Equity Issuance or Asset Sale, then the Borrower shall promptly, within three Business Days following actual receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, (i) notify the Agent of actual receipt by the Borrower or such Subsidiary of any such Net Cash Proceeds (and the Agent will promptly notify each Bank of its receipt of each such notice) and (ii) prepay the Term Loans in an amount equal to 100% of such Net Cash Proceeds; and
(2)    In the event that the Project Lamb Acquisition shall not have been consummated within two Business Days following the date of this Agreement, the Borrower shall prepay, in full, all outstanding Term Loans hereunder.
(iii)    General. Each prepayment of Term Loans pursuant to this Section 2.01(d) shall be made ratably among the Banks in accordance with their respective Term Loan Percentages. Simultaneously with each prepayment hereunder, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment and indemnify the Banks in accordance with Section 3.04, if and to the extent applicable.

ARTICLE III
GENERAL TERM LOAN PROVISIONS
Section 3.01    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement (on a net basis) against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Bank (except any Statutory Reserve Rate requirement reflected in the Adjusted EURIBOR Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Bank or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Bank;
and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Bank or other Recipient, the Borrower shall promptly pay to any such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. In determining such additional amounts pursuant to the immediately preceding sentence, each Bank shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Bank’s loans in general and are not specifically attributable to a Term Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Term Loans made by such Bank whether or not the loan documentation for such other loans permits the Bank to receive increased costs of the type described in this Section 3.01(a).
(b)    Capital Requirements. If any Bank determines that any Change in Law affecting such Bank or any Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, or the Term Loans made by such Bank to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Bank, the Borrower shall promptly pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered; provided that, such additional amounts shall be proportionate to the amounts that such Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans to Persons similarly situated to Nordson and its Subsidiaries in connection with substantially similar facilities as reasonably determined by such Bank acting in good faith.
(c)    Certificates for Reimbursement. A certificate of a Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Bank, such other Recipient or any of their respective holding companies, as the case may be, and showing in reasonable detail the basis for such amounts, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Bank or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Loan Parties under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.02    Tax Law, Etc.
(a)    Defined Terms. For purposes of this Section 3.02, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Banks. Each Bank shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to setoff and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.02, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing,
(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from United States federal backup withholding tax;
(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Bank under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)    Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.02 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.03    Changed Circumstances.
(a)    Circumstances Affecting the EURIBOR Rate. Subject to clause (c) below, in connection with any Term Loan, a continuation thereof or otherwise, if for any reason (i) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Adjusted EURIBOR Rate for the applicable Interest Period with respect to a proposed Term Loan on or prior to the first day of such Interest Period, (ii) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to Euro (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii)  the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered in Euro to banks in the applicable offshore interbank market for Euro for the amount or Interest Period of such Term Loan, or (iv) the Required Banks shall determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted EURIBOR Rate does not adequately and fairly reflect the cost to such Banks of making or maintaining such Term Loans during the applicable Interest Period and the Required Banks have provided notice of such determination to the Agent, then, in each case, the Agent shall promptly give notice thereof to Nordson. Upon notice thereof by the Agent to Nordson, any right of the Borrower to continue any Term Loan at the Adjusted EURIBOR Rate shall be suspended (to the extent of the affected Interest Periods) until the Agent (with respect to clause (iv), at the instruction of the Required Banks) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a continuation of Term Loans at the Adjusted EURIBOR Rate (to the extent of the affected Interest Period) or, failing that, then such request shall be ineffective and (B) any outstanding affected Term Loans, at the

Borrower’s election, shall either (1) be converted into CBR Loans at the end of the applicable Interest Period or (2) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is the earlier of (x) three (3) Business Days after receipt by Nordson of such notice or (y) the last day of the current Interest Period, the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04.
(b)    Laws Affecting EURIBOR Rate. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Banks (or any of their respective Lending Offices) to honor its obligations hereunder to maintain any Term Loan at the Adjusted EURIBOR Rate, or to determine or charge interest based upon the Adjusted EURIBOR Rate, such Bank shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Banks (an “Illegality Notice”). Thereafter, until each affected Bank notifies the Agent and the Agent notifies Nordson that the circumstances giving rise to such determination no longer exist, any right of the Borrower to continue any Term Loan at the Adjusted EURIBOR Rate shall be suspended. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon written demand from any Bank (with a copy to the Agent), at the Borrower’s election (and, in the absence of such election, the Borrower shall be deemed to have elected clause (B)), (A) prepay all affected Term Loans or (B) convert all affected Term Loans to CBR Loans on the last day of the Interest Period therefor, if all affected Banks may lawfully continue to maintain such affected Term Loans to such day, or immediately, if any Bank may not lawfully continue to maintain such affected Term Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Banks and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify Nordson and the Banks of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify Nordson of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(c)(iv) and the commencement or conclusion of any Benchmark Unavailability Period pursuant to Section 3.03(c)(v). Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the EURIBOR Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon Nordson’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for continuation of affected Term Loans to be continued during any Benchmark Unavailability Period and, failing that, such request shall be ineffective and (B) any outstanding affected Term Loans, at the Borrower’s election, shall either (1) be converted into CBR Loans at the end of the applicable Interest Period or (2) be prepaid in full at the end of the applicable Interest Period; provided that, if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by Nordson of such notice and (y) the last day of the current Interest Period for the applicable Term Loan, the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04.
(d)    Illegality. If, in any applicable jurisdiction, the Agent or any Bank determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Agent or any Bank to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Term Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Term Loan, such Person shall promptly notify the Agent, then, upon written notice by the Agent to Nordson, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Term Loan shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Borrower shall, (A) repay that Person’s participation in the Term Loans or other applicable Obligations on the last day of the Interest Period for any Term Loan, or on another applicable date with respect to another Obligation, occurring after the Agent has notified Nordson or, in each case, if earlier, the date specified by such Person in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
Section 3.04    Indemnity. The Borrower hereby indemnifies each of the Banks against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term Loan bearing interest at the Adjusted EURIBOR Rate, (b) any failure of the Borrower to continue a Term Loan bearing interest at the Adjusted EURIBOR Rate on a date specified therefor in a Notice of Continuation, (c) any failure of the Borrower to prepay any Term Loan bearing interest at the Adjusted EURIBOR Rate on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.01(d) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any Term Loan bearing interest at the Adjusted EURIBOR Rate on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any Term Loan bearing interest at the Adjusted EURIBOR Rate other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.05(b). The amount of such loss or expense shall be determined, in the applicable Bank’s sole discretion, based upon the assumption that such Bank funded its Term Loan Percentage of such Term Loans in the applicable offshore interbank market for Euro, whether or not such Term Loan was in fact so funded, and using any reasonable attribution or averaging methods which such Bank deems appropriate and practical. A certificate of such Bank setting forth the basis for determining such amount or amounts necessary to compensate such Bank shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Loan Parties under this Section 3.04 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.05    Mitigation Obligations; Replacement of Banks.
(a)    Designation of a Different Lending Office. If any Bank requests compensation under Section 3.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.02, then such Bank shall, at the request of Nordson, use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
(b)    Replacement of Banks. If any Bank requests compensation under Section 3.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.02, and, in each case, such Bank has declined or is unable to designate a different Lending Office in accordance with Section 3.05(a), or if any Bank is a Defaulting Bank or a Non-Consenting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to a Person that meets the requirements to be an assignee under this Agreement that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 10.10;
(ii)    such Bank shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 3.05 may be effected pursuant to an Assignment Agreement executed by Nordson, the Agent and the assignee and (y) the Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Bank or the Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(c)    Selection of Lending Office. Subject to Section 3.05(a), each Bank may make any Term Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Term Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
Section 3.06    Interest.
(a)    Interest Rate. Subject to the provisions of this Section, Term Loans shall bear interest at the applicable Adjusted EURIBOR Rate plus the Applicable Margin. The Borrower shall select the Interest Period applicable to any Term Loan at the time a Notice of Borrowing is given or at the time a Notice of Continuation is given pursuant to Section 3.07.
(b)    Default Rate. Subject to Article VIII, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 7.01 or Section 7.10, or (ii) at the election of the Required Banks (or the Agent at the direction of the Required Banks), upon the occurrence and during the continuance of any other Event of Default, (A) all outstanding Term Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable thereto, (B) all other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Term Loans and (C) all accrued and unpaid interest shall be due and payable on demand of the Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)    Interest Payment and Computation. Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Banks have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Banks shall at the Agent’s option (i) promptly refund to the Borrower any interest received by the Banks in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Bank receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
(e)    Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify Nordson and the Banks of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
Section 3.07    Notice and Manner of Continuation of Term Loans. The Borrower shall, upon the expiration of any Interest Period therefor, continue such Term Loan. In connection therewith, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Continuation”) not later than 12:00 p.m. at least three (3) Business Days before the day on which a proposed continuation of such Term Loan is to be effective, specifying (A) the Term Loans to be continued and the last day of the Interest Period therefor, (B) the effective date of such continuation (which shall be a Business Day), (C) the principal amount of such Term Loans to be continued, and (D) the Interest Period to be applicable to such continued Term Loan. If the Borrower fails to deliver a timely Notice of Continuation with respect to a Term Loan prior to the end of the Interest Period therefor, or fails to specify an Interest Period therein, then, unless such Term Loan is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Loan shall automatically be continued for an Interest Period of one-month at the end of such Interest Period. The Agent shall promptly notify the affected Banks of such Notice of Continuation.
Section 3.08    Fees.
(a)    Duration Fee. The Borrower shall pay to the Agent for the account of each Bank in accordance with its applicable Term Loan Percentage, duration fees as follows: (a) on the date that is 90 days after the Closing Date, a duration fee equal to 0.50% of the outstanding Term Loans of such Bank as of such date, (b) on the date that is 180 days after the Closing Date, a duration fee equal to 0.75% of the outstanding Term Loans of such Bank as of such date and (c) on the date that is 270 days after the Closing Date, a duration fee equal to 1.00% of the outstanding Term Loans of such Bank as of such date (such fees, the “Duration Fees”).
(b)    Other Fees. The Borrower shall pay to the Arranger, the Agent and the Banks for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter.
Section 3.09    Manner of Payment. Except as otherwise expressly provided herein, each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Banks under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Agent at the Agent’s Office for the account of the Banks entitled to such payment in Euro, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Article VII but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each such Bank at its address for notices set forth herein its Term Loan Percentage (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Bank. Each payment to the Agent of Agent’s fees or expenses shall be made for the account of the Agent and any amount payable to any Bank under Sections 3.01, 3.02, 3.04, 10.05 or 10.06 shall be paid to the Agent for the account of the applicable Bank. Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Bank each payment by the Borrower to such Defaulting Bank hereunder shall be applied in accordance with Section 3.15(a)(ii). Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States.
Section 3.10    Evidence of Indebtedness. The Term Loan made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Term Loans made by the Banks to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Bank made through the Agent, the Borrower shall execute and deliver to such Bank (through the Agent) a Note which shall evidence such Bank’s Term Loans in addition to such accounts or records. Each Bank may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.
Section 3.11    Sharing of Payments by Banks.If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Bank’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 3.01, 3.02, 3.04, 10.05 or 10.06) greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other

Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(b)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank) or (B) any payment obtained by a Bank as consideration for the assignment of, or sale of, a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of each Loan Party in the amount of such participation.
Section 3.12    Agent’s Clawback.
(a)    Funding by Banks; Presumption by Agent. In connection with any borrowing hereunder, the Agent may assume that each Bank has made its respective share of such borrowing available on such date in accordance with Section 2.01(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Bank and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Bank, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Term Loans. If the Borrower and such Bank shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Bank pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Bank’s Term Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Bank that shall have failed to make such payment to the Agent.
(b)    Payments by the Borrower; Presumptions by Agent. Unless the Agent shall have received notice from Nordson prior to the date on which any payment is due to the Agent for the account of the Banks hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Banks severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.
(c)    Nature of Obligations of Banks. The obligations of the Banks under this Agreement to make the Term Loans and to make payments under this Section, Section 3.02(e), Section 9.10, Section 10.06(b), as applicable, are several and are not joint or joint and several. The failure of any Bank to make available its Term Loan Percentage of any Term Loan requested by the Borrower shall not relieve it or any other Bank of its obligation, if any, hereunder to make its Term Loan Percentage of such Term Loan available on the borrowing date, but no Bank shall be responsible for the failure of any other Bank to make its Term Loan Percentage of such Term Loan available on the borrowing date.
Section 3.13    [Reserved].
Section 3.14    [Reserved].
Section 3.15    Defaulting Banks.
(a)    Defaulting Bank Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and Section 10.03.
(ii)    Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Bank pursuant to Section 8.03 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, as the Borrower may request, to the funding of any Term Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and fifth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (2) such Term Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Bank until such time as all Term Loans are held by the Banks pro rata in accordance with the Term Loan Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section 3.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.
(iii)    Certain Fees. Each Defaulting Bank shall be entitled to receive its applicable Duration Fees only to the extent allocable to the outstanding principal amount of the Term Loans funded by it.
(b)    Defaulting Bank Cure. If Nordson and the Agent agree in writing that a Bank is no longer a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Bank will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Banks in accordance with the Term Loan Percentages, whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
ARTICLE IV
CONDITIONS PRECEDENT
The obligation of the Banks to close this Agreement and to make the Term Loans is subject solely to the satisfaction (or waiver by the Banks) of the following conditions:
Section 4.01    Loan Documents. The Borrower, each Bank and the Agent shall have executed and delivered to the Agent this Agreement.
Section 4.02    Officer’s Certificate, Resolutions, Organizational Documents. The Borrower shall have delivered to the Agent an officer’s certificate certifying the names of the officers of the Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors or managers of the Borrower, or a resolution of the shareholder of the Borrower, as applicable, evidencing authorization of the transactions contemplated by the Loan Documents, and (b) the Organizational Documents of the Borrower.
Section 4.03    Legal Opinion. The Borrower shall have delivered to the Agent an opinion of Jones Day, counsel for the Borrower, in form and substance satisfactory to the Agent.
Section 4.04    Good Standing Certificate. The Borrower shall have delivered to the Agent a good standing certificate, issued on or about the Closing Date by the Secretary of State of Ohio.
Section 4.05    Project Lamb Acquisition. The Project Lamb Acquisition shall have been consummated, or shall be consummated substantially concurrently with, the funding of the Term Loan Facility in all material respects in accordance with the Project Lamb Acquisition Agreement, without any waiver, supplement, modification or amendment thereof or any consent to the Project Lamb Acquisition Agreement, in each case that is materially adverse to the interests of the Banks (in their capacities as such) unless consented to by the Arranger (not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (i) any alteration, amendment, change, modification, supplement or express waiver, consent or approval granted by the Borrower (or its Affiliates) under the Project Lamb Acquisition Agreement that results in a reduction in the Project Lamb Acquisition purchase price shall be deemed not to be materially adverse to the interests of the Banks or the Arranger so long as any such cash reduction is applied to reduce any amounts to be funded under the Term Loan Facility on a dollar-for-dollar basis; provided that such reduction does not exceed 10% of the Project Lamb Acquisition purchase price, (ii) any decrease in the Project Lamb Acquisition purchase price pursuant to any purchase price or similar adjustment provisions set forth in the Project Lamb Acquisition Agreement shall not constitute an alteration, amendment, change, modification, supplement, waiver, consent or approval under the Project Lamb Acquisition Agreement and (iii) an increase to the purchase price shall be deemed not to be materially adverse to the interests of the Banks or the Arranger so long as such increase is funded solely with common equity of the Borrower, cash on hand or revolving borrowings under the Existing Credit Agreement (or in the case of any such increase in excess of 10%, such increase in excess of 10% is funded solely with common equity of the Borrower).

Section 4.06    Financials. The Borrower shall have delivered to the Agent the Historical Borrower Financials, the Historical Target Financials (solely to the extent received by the Borrower pursuant to the Project Lamb Acquisition Agreement) and the Pro Forma Financials; provided that the Agent and the Banks acknowledge that the filing of the Historical Borrower Financials with the SEC by the Borrower will satisfy the foregoing requirement in respect of the Historical Borrower Financials.
Section 4.07    Notice of Borrowing. The Borrower shall have delivered to the Agent a Notice of Borrowing with respect to the Term Loans in accordance with Section 2.01(b) of this Agreement.
Section 4.08    Representations and Warranties. (a) The Project Lamb Acquisition Agreement Representations shall be true and accurate to the extent required by the definition thereof and (b) the Specified Representations shall be true and accurate in all material respects, in each case, on and as of the Closing Date (unless, such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date); provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality (or material adverse effect) in the text thereof.
Section 4.09    Closing Date Refinancing. The Closing Date Refinancing shall have been consummated or shall be consummated substantially concurrently with funding the Term Loan Facility on the Closing Date.
Section 4.10    Fees and Expenses. The Borrower shall have paid all fees and expenses related to the Transactions payable to the Arranger or the Banks (including the reasonable and documented out-of-pocket fees and expenses of Simpson Thacher & Bartlett LLP as counsel to the Arranger and a single local counsel to the Arranger in each applicable jurisdiction, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise agreed by the Borrower)) to the extent due on the Closing Date (which amounts may be offset against the proceeds of the Term Loans to the extent approved by the Borrower).
Section 4.11    Closing Certificate and Solvency Certificate. The Borrower shall have delivered to Agent (a) an officer’s certificate certifying that, as of the Closing Date, the conditions precedent set forth in Sections 4.05, 4.08 and 4.09 have been satisfied and (b) a solvency certificate in the form attached hereto as Exhibit I.
Section 4.12    KYC; Certificate of Beneficial Ownership. The Borrower shall have delivered at least three Business Days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Banks at least ten Business Days prior to the Closing Date, about the Borrower as required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including (i) the USA Patriot Act, (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and (iii) the CDD Rule.
ARTICLE V
COVENANTS
The Borrower agrees that, until all of the Obligations shall have been paid in full, the Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:
Section 5.01    Financial Statements. Nordson covenants that it will deliver to each Bank:

(a)    within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Nordson, balance sheets of Nordson as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP;
(b)    within ninety (90) days after the end of each fiscal year of Nordson, an annual audit report of Nordson for that year prepared on a Consolidated basis, in accordance with GAAP, and certified by an independent public accountant of recognized national standing (or otherwise acceptable to the Agent in its reasonable discretion), which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of Nordson’s annual report for any fiscal year of Nordson on Form 10-K as filed with the SEC shall satisfy the requirements of this clause (b);
(c)    concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate;
(d)    as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by Nordson to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Nordson (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Nordson’s securities; provided that publication of any of the foregoing items with the SEC shall satisfy the requirements of this subpart (d); and
(e)    within ten (10) days (or such longer period as the Agent may agree in its sole discretion) of the written request of Agent or any Bank (with such request being made through Agent), such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request (but subject to any Applicable Law and, upon request of Nordson, subject to customary confidentiality provisions), which information shall be certified by a Financial Officer of the Company or Companies in question.
Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Nordson posts such documents, or provides a link thereto on Nordson’s website on the Internet at the website address; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Nordson shall deliver paper copies of such documents to the Agent or any Bank that requests Nordson to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank and (ii) Nordson shall notify the Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
The Borrower hereby acknowledges that (a) the Agent and/or the Arranger will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Bank”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Banks and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger and the Banks to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Section 5.02    Franchises. Nordson will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.07 hereof; provided that Nordson (or its Subsidiaries) shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.
Section 5.03    ERISA Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, none of Nordson or any its Subsidiaries shall incur any accumulated funding deficiency within the meaning of ERISA, or any liability to the PBGC, established thereunder in connection with any ERISA Plan. Nordson shall promptly notify each Agent of any taxes assessed, proposed to be assessed or that Nordson has reason to believe may be assessed against Nordson or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan that could reasonably be expected to result in a Material Adverse Effect.
Section 5.04    Financial Covenants.
(a)    Leverage Ratio. Nordson covenants that it shall not suffer or permit the Leverage Ratio to exceed (i) during any Leverage Ratio Step-Up Period, 4.00 to 1.00 and (ii) at all other times, 3.75 to 1.00.
(b)    Interest Coverage Ratio. Nordson covenants that it shall not suffer or permit the Interest Coverage Ratio to be less than 2.50 to 1.00.
Section 5.05    Priority Indebtedness. The Borrower covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding Priority Indebtedness in an amount in excess of twenty percent (20%) of Consolidated Total Assets.
Section 5.06    Liens. The Borrower covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.06 shall not apply to the following:
(a)    Liens for Taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(b)    other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(c)    Liens pursuant to standard terms and conditions of German banks and bank accounts operated by such banks that were not incurred to secure the borrowing of money or the obtaining of advances or credit;

(d)    easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Borrower or any of its Subsidiaries;
(e)    any Lien granted to Agent, for the benefit of the Banks;
(f)    Liens on fixed assets securing the loans or capital leases provided that such Lien only attaches to the property being acquired or leased plus any such Liens existing on the date hereof;
(g)    Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility;
(h)    Liens on amounts deposited to secure any Loan Party’s and its Subsidiaries’ obligations in connection with pension liabilities (Alterszeitverpflichtungen) pursuant to Section 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to Section 7e German Social Code IV (Sozialgesetzbuch IV); and
(i)    any other Liens, to the extent not otherwise permitted pursuant to clauses (a) through (h) hereof, so long as the aggregate then outstanding amount of Priority Indebtedness secured by such Liens does not exceed at any time, for Nordson and all Subsidiaries, an amount equal to twenty percent (20%) of Consolidated Total Assets.
Section 5.07    Merger and Sale of Assets. The Borrower covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets (including by means of statutory division) to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist (other than with respect to clause (a) below):
(a)    any Subsidiary (other than a Receivables Subsidiary) that is not a Loan Party may merge with (i) the Borrower or any Guarantor of Payment (provided that the Borrower or such Guarantor of Payment shall be the continuing or surviving Person), or (ii) any other Subsidiary (other than the Receivables Subsidiary) that is not a Loan Party;
(b)    any Subsidiary (other than the Receivables Subsidiary) may merge with (a) the Borrower (provided that the Borrower shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary);
(c)    the Borrower may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to (a) Nordson or (b) any Subsidiary (other than the Receivables Subsidiary);
(d)    in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a), (b) and (c) above, Nordson and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;
(e)    any merger or consolidation that constitutes an Acquisition consummated by the Borrower or any Subsidiary (other than the Receivables Subsidiary); provided that (i) (A) if such Acquisition is a merger or consolidation with Nordson, Nordson shall be the surviving entity, (B) [reserved], and (C) if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (ii) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (iii) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and
(f)    in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) through (e) above, the Borrower or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Person so long as the aggregate amount of all such assets sold, leased, transferred, divided or otherwise disposed of by the Borrower and all of its Subsidiaries does not exceed an amount equal to eleven percent (11.0%) of Consolidated Total Assets during any two consecutive fiscal years of Nordson.
Section 5.08    Regulations U and X. No Company shall take any actions that would result in any non-compliance of the Term Loans with Regulations U and X, or any other applicable regulation, of the FRB.
Section 5.09    Notice. The Borrower covenants that it will promptly notify the Agent and the Banks whenever, to the knowledge of a Financial Officer, any Default or Event of Default has occurred.
Section 5.10    Use of Proceeds. (a) The Borrower shall use the proceeds of the Term Loan on the Closing Date solely to, directly or indirectly, finance the Project Lamb Acquisition including the Closing Date Refinancing and pay fees, commissions and expenses in connection with the Transactions. The Borrower covenants that it will not request any Term Loan, and shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Term Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.11    Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Nordson covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement (other than non-U.S. borrowers under the Existing Credit Agreement) unless, prior to or concurrently therewith (i) Nordson shall have caused each such Subsidiary to execute and deliver to the Agent and the Banks a Guaranty of Payment, in form and substance substantially similar to form of guaranty furnished under such Material Indebtedness Agreement and otherwise completed in a manner reasonably satisfactory to the Agent, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under any other Material Indebtedness Agreement, then all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall have entered into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to the Agent.
Section 5.12    Pari Passu Ranking. The Borrower covenants that its obligations under this Agreement shall, and that it will, and will cause each Loan Party to, take all necessary action to ensure that the obligations of the Borrower under this Agreement shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of the Borrower and the other Loan Parties.
Section 5.13    Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. The Borrower shall, and shall cause each of its Subsidiaries to (a) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and (b) promptly upon the reasonable request of the Agent or any Bank, provide the Agent or directly to such Bank, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
Section 5.14    Beneficial Ownership. The Borrower covenants to provide to the Agent and the Banks (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and the Banks, (ii) a new Certificate of Beneficial Ownership with respect to the Borrower, when the individual(s) to be identified as a Beneficial Owner have changed, and (iii) such other information and documentation as may reasonably be requested by the Agent or any Bank from time to time for purposes of compliance by the Agent or such Bank with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Agent or such Bank to comply therewith.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Nordson, solely as to itself and, to the extent set forth below, on behalf of each of its Subsidiaries, represents and warrants as follows:
Section 6.01    Organization; Subsidiary Preferred Equity. Nordson is a corporation duly organized and existing in good standing under the laws of the State of Ohio. Each Subsidiary of the Borrower is duly organized and existing in good standing (to the extent such jurisdiction recognizes the concept of good standing) under the laws of the jurisdiction in which it is organized. The Borrower and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing (to the extent such jurisdiction recognizes the concept of good standing), in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Borrower or a Wholly-Owned Subsidiary. Each Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in Nordson’s most recent annual report on Form 10-K (excluding for any Subsidiary organized or no longer in existence since the date thereof). As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under any Material Indebtedness Agreement (other than non-U.S. borrowers under the Existing Credit Agreement).
Section 6.02    Power and Authority. The Borrower and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. The Borrower has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and other Loan Documents. The execution, delivery and performance of this Agreement and the other Loan

Documents has been duly authorized by all requisite corporate action, and this Agreement and the other Loan Documents have been duly executed and delivered by authorized officers (or other authorized individuals) of the Borrower and are valid obligations of the Borrower, legally binding upon and enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance by the Borrower of the Loan Documents will not violate any Applicable Law, conflict with or result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.06 hereof) upon any assets or property of any Company under the provisions of (x) the Borrower’s Organizational Documents, (y) the Existing Credit Agreement or (z) any other Indebtedness in respect of which the agreement governing such Indebtedness is required to be filed as an exhibit under Item 601(b) of Regulation S-K .
Section 6.03    Compliance with Laws. Each Company:
(a)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and
(b)    is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.
Section 6.04    Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, or other proceedings pending or, to any Company’s knowledge, threatened in writing against any Company, or in respect of which any Company is reasonably likely to have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, as to any of which, individually or in the aggregate, if determined adversely, would have a Material Adverse Effect, and (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, as to any of which, individually or in the aggregate, would have a Material Adverse Effect.
Section 6.05    Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all Taxes, assessments, fees and other governmental charges that are due and payable have been paid, except, in each case, as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect.
Section 6.06    Employee Benefit Plans. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, full payment has been made of all amounts which a Controlled Group member is required, under Applicable Law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, the liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.
Section 6.07    Solvency. As of the Closing Date after giving effect to the Transactions (a) the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, at a fair valuation, taking into account the effect of any indemnities, contribution or subrogation rights, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, taken as a whole, taking into account the effect of any indemnities, contribution or subrogation rights, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
Section 6.08    Financial Statements. As of the date hereof: (a) the Historical Borrower Financials have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies (other than, for the avoidance of doubt, the Target) as of the dates of such financial statements and the results of their operations for the periods then ending and (b) to the Borrower’s knowledge, the Historical Target Financials have been prepared in accordance with IFRS, and fairly present in all material respects the financial condition of the Target as of the dates of such financial statements and the results of their operations for the periods then ending.
Section 6.09    Regulations. The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the FRB) and no proceeds of the Term Loan will be used to purchase any margin stock. Neither the granting of any Term Loan (or any conversion thereof) nor the use of the proceeds of any Term Loan will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.
Section 6.10    Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.
Section 6.11    Accurate and Complete Statements. (a) Neither the Loan Documents nor any written factual information provided by any Company in connection with any of the Loan Documents (other than Projections and information of a general economic or industry nature), taken together as a whole, when furnished, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents, taken as a whole, in light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates thereto from time to time); and
(b) all projections and other forward-looking information provided to the Banks by or on behalf of the Borrower in connection with this Agreement (“Projections”), if any, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time such Projections are made available to the Banks, it being understood that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results during the period or periods of the Projections may vary materially from the Projections.
Section 6.12    Defaults. No Default or Event of Default exists hereunder (including, without limitation, after giving effect to the Transactions).
Section 6.13    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)    None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or any Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Term Loans, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)    Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(d)    No proceeds of any Term Loan have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any of its or their respective directors, officers, employees and agents in violation of Section 5.10.
Section 6.14    Affected Financial Institutions. No Loan Party is an Affected Financial Institution or a Covered Party.
Section 6.15    Pari Passu Ranking. Obligations of the Borrower rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of the Borrower and the other Loan Parties.
Section 6.16    Beneficial Ownership Certification. The Certificate of Beneficial Ownership executed and delivered to Agent and the Banks for the Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the

Closing Date and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is a Loan Document.
ARTICLE VII
EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default hereunder:
Section 7.01    Payments. If (a) the principal of any Term Loan shall not be paid in full punctually when due and payable (whether at maturity, by reason of acceleration or otherwise) in Euro, (b) the interest on any Term Loan or any Duration Fee or other fee under this Agreement shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter, or (c) any other amount due hereunder shall not be paid in full punctually when due and payable or within ten (10) Business Days after written notice thereof.
Section 7.02    Special Covenants. If any Company shall fail or omit to perform and observe Sections 5.04, 5.05, 5.06, 5.07, 5.13 or 5.14 hereof.
Section 7.03    Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.01 or 7.02 hereof) contained or referred to in this Agreement or any Loan Document that is on such Company’s part, as the case may be, to be complied with, and that failure or omission shall not have been remedied within thirty (30) days after the giving of written notice thereof to Nordson by Agent or any Bank that the specified Default is to be remedied.
Section 7.04    Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to the Agent or the Banks shall be false or erroneous.
Section 7.05    Cross Default. If any Company shall default (i) in the payment in an amount in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than any of the Obligations or intercompany Indebtedness solely between or among the Borrower and its wholly-owned Subsidiaries) the aggregate principal amount of which is in excess, for all such obligations for all such Companies, of the greater of (A) Fifty Million Dollars ($50,000,000) (the “Threshold Amount”) and (B) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or (ii) in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation described in clause (i) is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity; provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness) or as a result of a casualty event affecting such property or assets, or (y) termination events or similar events occurring under any hedge agreement, the hedge termination value of which is in excess of the Threshold Amount (it being understood that clause (i) above will apply to any failure to make any payment required as a result of any such termination or similar event).
Section 7.06    ERISA Default. The occurrence of one or more ERISA Events that could reasonably be expected to have a Material Adverse Effect.

Section 7.07    Change Of Control. If any Change of Control shall occur.
Section 7.08    Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate amount of all such judgments for all such Companies shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.
Section 7.09    Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against the Borrower or any Company; (b) the validity, binding effect or enforceability of any material provision of any Loan Document against the Borrower or any Company shall be contested by such Company; (c) the Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Banks the benefits purported to be created thereby.
Section 7.10    Insolvency. If the Borrower or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this Section 7.10 by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to Section 5.07 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.
ARTICLE VIII
REMEDIES UPON DEFAULT
Notwithstanding any contrary provision or implication herein or elsewhere:
Section 8.01    Optional Defaults. If any Event of Default referred to in Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08 or 7.09 hereof shall occur, Agent may, with the consent of the Required Banks, and shall, at the request of the Required Banks, give written notice to the Borrower, to accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.02    Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur the principal, interest and any other amounts then outstanding under this Agreement and any other Loan Documents, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.
Section 8.03    Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the Obligations are accelerated pursuant to Section 8.01 or 8.02 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Obligations then owing by the Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 3.11 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of the Borrower or any Guarantor of Payment, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.
Section 8.04    [Reserved].
Section 8.05    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Article VIII or the Agent or any Bank has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Section 3.15, be applied by the Agent as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees (other than Duration Fees), indemnities and other amounts (other than principal and interest) payable to the Banks under the Loan Documents, including attorney fees, ratably among the Banks in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Duration Fees and interest on the Term Loans, ratably among the Banks, in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.
Section 8.06    Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Agent and their respective agents and counsel and all other amounts due the Banks and the Agent under Sections 3.08, 10.05 and 10.06) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.08, 10.05 and 10.06.
ARTICLE IX
THE AGENT
Section 9.01    Appointment and Authorization.
(a)    Each of the Banks hereby irrevocably appoints, designates and authorizes JPMorgan Chase Bank, N.A. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 9.06 the provisions of this Article are solely for the benefit of the Agent, the Arranger, the Banks and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.
(b)    It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.02    Rights as a Bank. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks or to provide notice to or consent of the Banks with respect thereto.
Section 9.03    Exculpatory Provisions.
(a)    The Agent, the Arranger and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent, the Arranger and their respective Related Parties:

(i)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law;
(iii)    shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Bank or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Agent, the Arranger or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Agent to the Banks pursuant to the express provisions of this Agreement; and
(iv)    shall not be required to account to any Bank for any sum or profit received by the Agent for its own account.
(b)    The Agent, the Arranger and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.03 and Article VIII) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Agent by the Borrower or a Bank.
(c)    The Agent, the Arranger and their respective Related Parties shall not be responsible for or have any duty or obligations to any Bank or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 9.04    Reliance by the Agent. The Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Agent may presume that such condition is satisfactory to such Bank unless the Agent shall have received notice to the contrary from such Bank prior to the making of such Term Loan. The Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Bank that has signed this Agreement or a signature page to an Assignment Agreement or any other Loan Document pursuant to which it is to become a Bank hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Bank or that is to be acceptable or satisfactory to such Bank.
Section 9.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.06    Resignation of Agent.
(a)    The Agent may at any time give notice of its resignation to the Banks and Nordson. Upon receipt of any such notice of resignation, the Required Banks shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Banks, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Bank. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by Applicable Law, by notice in writing to Nordson and such Person, remove such Person as Agent and, in consultation with Nordson, appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank directly, until such time, if any, as the Required Banks appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.05 and 10.06 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent or relating to its duties as Agent that are carried out following its retirement or removal, including, without limitation, any actions taken in connection with the transfer of agency to a replacement or successor Agent.
Section 9.07    Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that none of the Agent, the Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Agent, the Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Agent, the Arranger or any of their respective Related Parties to any Bank as to any matter, including whether the Agent, the Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Bank expressly acknowledges, represents and warrants to the Agent and the Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Bank for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Agent, the Arranger, any other Bank or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Bank also acknowledges that (i) it will, independently and without reliance upon the Agent, the Arranger or any other Bank or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 9.07.

Section 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the documentation agents, syndication agents, co-agents, Arranger or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Bank hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
Section 9.09    Certain ERISA Matters.
(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Bank’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement;
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agent, the Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement

(including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.10    Erroneous Payments.
(a)    Each Bank hereby agrees that (x) if the Agent notifies such Bank that the Agent has determined in its sole discretion that any funds received by such Bank from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to, or erroneously received by, such Bank (whether or not known to such Bank), and demands in writing the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Agent, may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by Applicable Law, such Bank shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Bank under this Section 9.10(a) shall be conclusive, absent manifest error.
(b)    Each Bank hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Agent of such occurrence and, upon written demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Agent, may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had a Payment made in error not been made by the Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any Payment made in error is, and solely with respect to the amount of such Payment made in error that is, comprised of funds received by the Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower or any of its Subsidiaries for the purpose of a payment on the Obligations.

(d)    Each party’s obligations under this Section 9.10 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Bank or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X
MISCELLANEOUS
Section 10.01    Banks’ Independent Investigation. Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the Term Loans hereunder or at any time or times thereafter.
Section 10.02    No Waiver; Cumulative Remedies.
(a)    No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the terms of this Agreement for the benefit of all the Banks; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Bank from exercising setoff rights in accordance with Section 8.03 (subject to the terms of Section 8.03), or (iii) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Banks shall have the rights otherwise ascribed to the Agent pursuant to Articles VII and VIII and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.11, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.
Section 10.03    Amendments; Consents.
(a)    Except as set forth below or as specifically provided in any Loan Document (including Section 3.03 hereof), no amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent with the consent of the Required Banks) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, (i) unanimous consent of all the directly adversely affected Banks shall be required with respect to (A) any increase in the Term Loan Commitments hereunder, (B) extending the maturity of any Term Loan of any Bank, the payment date of interest or principal with respect thereto, or the payment date of fees or amounts payable hereunder, (C) any reduction in the rate of interest on the Term Loans, or in any amount of principal or interest due on any Term Loan, or any reduction in the amount of fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder (provided that only the consent of the Required Banks shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.06(b) and only the consent of the Required Banks shall be required to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder), or (D) any change in any percentage voting requirement, voting rights or the Required Banks definition in this Agreement, and (ii) unanimous consent of all Banks shall be required with respect to (A) the release of Guarantors of Payment comprising all or substantially all of the credit support for the Obligations, (B) any amendment to this Section 10.03, Section 3.11 or Section 8.05 hereof (or amendment to any other term of the Loan Documents that would have the effect of changing this Section 10.03, Section 3.11 or Section 8.05), (C) assignment or transfer by Nordson of Nordson’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 5.07 hereof) or (D) subordinating the Obligations hereunder in right of payment to any other Indebtedness. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Agent to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except any amendment, waiver, or consent hereunder which requires the consent of all Banks or each affected Bank that by its terms disproportionately and adversely affects any such Defaulting Bank relative to other affected Banks shall require the consent of such Defaulting Bank.
(b)    Notwithstanding the foregoing in this Section 10.03, (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document or modify Section 10.01 or Article IX hereof; (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) the Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (iv) the Agent (and, if applicable, the Borrower) may, without the consent of any Bank, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.03(c) in accordance with the terms of Section 3.03(c).
(c)    Notwithstanding anything in this Agreement to the contrary, each Bank hereby irrevocably authorizes the Agent on its behalf, and without further consent of any Bank (but with the consent of the Borrower and the Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended and restated), such Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.
Section 10.04    Notices.

(a)    All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified below, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified below, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.
If to the Borrower:
Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
Attention of: Anand Patel, Treasury & Corporate Finance
Telephone No.: (440) 414-5028
E-mail: Anand.Patel@nordson.com, copying Treasury@nordson.com
With copies to:
Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
Attention of: Regina Klein, Assistant General Counsel
E-mail: regina.klein@nordson.com
If to JPMorgan Chase Bank, N.A., as Agent:
        JPMorgan Chase Bank, N.A.
        131 S Dearborn St, Floor 04
        Chicago, IL, 60603-5506
        Attention: Loan and Agency Servicing
        Email: jpm.agency.cri@jpmorgan.com

        Agency Withholding Tax Inquiries:
        Email: agency.tax.reporting@jpmorgan.com

        Agency Compliance/Financials/Virtual Data rooms:
        Email: covenant.compliance@jpmchase.com
All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.
(b)    Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Platform.
(i)    Each Loan Party and each Bank agrees that the Agent may, but shall not be obligated to, make the Borrower Materials available to the other Banks by posting the Borrower Materials on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Agent and its Related Parties, each of the Banks and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Agent, the Arranger and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Bank that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. The Borrower and each Bank party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(d)    Agent’s Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Nordson and the Banks, as the Agent’s Office referred to herein, to which payments due are to be made and at which Term Loans will be disbursed.
Section 10.05    Costs and Expenses. Nordson agrees to pay promptly upon request all reasonable and documented costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Agent and its Affiliates and, if necessary, a one local counsel, specialty or foreign in any relevant material jurisdiction or specialty), of Agent in connection with the preparation, negotiation and closing of the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder and (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder. The Borrower also agrees to pay promptly upon request all documented costs and expenses of Agent and the Banks, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Obligations owing by the Borrower, this Agreement or any Loan Document. All obligations provided for in this Section 10.05 shall survive any termination of this Agreement.
Section 10.06    Indemnification; Reimbursement by Banks; Limitation of Liability.
(a)    Indemnification. The Borrower agrees to defend, indemnify and hold harmless Agent and the Banks (and each Related Party of any of the foregoing) (the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees of (x) one counsel to the Agent and its Affiliates and, if reasonably necessary, a single specialty or local counsel for the Agent and its Affiliates in each relevant specialty or jurisdiction, as applicable and (y) one counsel to all Indemnitees taken as a whole (other than the Agent and its Affiliates) and, if reasonably necessary, a single specialty or local counsel for all Indemnitees taken as a whole (other than the Agent and its Affiliates) in each relevant specialty or jurisdiction, as applicable; provided that in the case of an actual or perceived conflict of interest with respect to any of the Indemnitees, one additional counsel in each relevant specialty or jurisdiction, as applicable, to each group of affected Indemnitees similarly situated and taken as a whole)) or disbursements of any kind or nature whatsoever (“Losses”) that may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Term Loans or any of the Obligations, or any activities of any Company or any of their respective Affiliates; provided that no Indemnitee shall have the right to be indemnified under this Section for (x) its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment, (y) Losses that result from a claim brought by the Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) Losses that result from any disputes solely among the Indemnitees (other than disputes involving claims against an Indemnitee in its capacity as such or fulfilling its role as an agent or arranger, or any similar role under the Loan Documents) that do not arise from any act or omission of the Borrower or any of its Affiliates. All obligations provided for in this Section 10.06 shall survive any termination of this Agreement. This Section 10.06(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    Reimbursement by Banks. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.05 or clause (a) of this Section to be paid by it to the Agent (or any sub-agent thereof), the Arranger or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Agent (or any such sub-agent), the Arranger or such Related Party, as the case may be, such Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Bank’s share of the outstanding Term Loans at such time, or if there are no outstanding Term Loans, then based on such Bank’s share of the outstanding Term Loans immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Arranger in its capacity as such, or against any related party of any of the foregoing acting for the Agent (or any such sub-agent) or the Arranger in connection with such capacity. The obligations of the Banks under this clause (b) are subject to the provisions of Section 3.12.

(c)    Limitation of Liability. To the fullest extent permitted by Applicable Law, each of the parties hereto agree that they shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for indirect, special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof (provided that nothing in this clause shall limit the indemnity or reimbursement obligations of the Borrower under Section 10.06(a) above to the extent such indirect, special, consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification or reimbursement hereunder).
Section 10.07    Obligations Several; No Fiduciary Obligations. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank shall have any fiduciary obligation toward the Borrower with respect to any such documents or the transactions contemplated thereby.
Section 10.08    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.04), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (2) upon the request of the Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (a) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Banks and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (b) the Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (c) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (d) waives any claim against any Related Parties for any Losses arising solely from the Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Losses arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, in each case except to the extent resulting from such Agent’s, Bank’s or Related Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.
Section 10.09    Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by the Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of the Borrower, Agent and each of the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.
Section 10.10    Assignments.
(a)    Each Bank shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA, without recourse, all or a percentage of all Term Loans made by such Bank, such Bank’s Notes, and such Bank’s interest in any participation purchased pursuant to Section 3.11 hereof.
(b)    No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Nordson and the Agent (other than an assignment by any Bank to (i) any Affiliate of such Bank which Affiliate is either wholly-owned by such Bank or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Bank, (ii) any other Bank or (iii) any Approved Fund), which consent of Nordson and Agent shall not be unreasonably withheld or delayed; provided, however, that (i) Nordson’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default under Section 7.01, Section 7.10 or, as a result of the failure to comply with the financial covenants in Section 5.04, Section 7.02 shall then exist and (ii) Nordson shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning

Bank (through the Agent) unless such consent is expressly refused by Nordson prior to such tenth (10th) Business Day. Anything herein to the contrary notwithstanding, any Bank may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to secure obligations of such Bank, including any such collateral assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment shall release such assigning Bank from its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(c)    Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Five Million Euro (€5,000,000) of the assignor’s Term Loans and interest herein or the entire amount of the assignor’s Term Loans and interest herein.
(d)    Unless an assignment made pursuant to this Section 10.10 shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to the Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).
(e)    Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Nordson and the Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to the Agent such additional amendments, assurances and other writings as Agent may reasonably require.
(f)    If an assignment made pursuant to this Section 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Bank shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Bank (for the benefit of the assignor Bank, the Agent and the Borrower) that under Applicable Law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Term Loans hereunder, (ii) to furnish to the assignor, the Agent and Borrower) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E or (B) United States Internal Revenue Service Forms W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, the Agent and the Borrower) to provide the assignor Bank (and, in the case of any assignee registered in the Register, the Agent and the Borrower) a new Form W-8ECI or Form W-8BEN or W-8BEN-E or Forms W 8 or W 9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption. Any assignee that is a United States person within the meaning of Section 7701(a)(30) of the Code shall furnish to the assignor, the Agent and Borrower, a U.S. Internal Revenue Service Form W-9.
(g)    Upon satisfaction of all applicable requirements specified in subparts (a) through (f) above, Borrower shall execute and deliver (i) to the Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by the Borrower in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.
(h)    Upon satisfaction of all applicable requirements specified in subparts (a) through (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Bank” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Bank” and (iv) the signature pages hereto and Schedule 1.1(a) hereto shall be automatically amended, without further action, to reflect the result of any such assignment.
(i)    The Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and principal amount (and stated interest) of the Term Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Term Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause the Term Loans to be in registered form within the meaning of Sections 5f.103-1(c), 1.871-14(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(j)    No assignment shall be made to (A) the Borrower or the Borrower’s Affiliates or Subsidiaries, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) a Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (C).
Section 10.11    Participations.
(a)    Each Bank shall have the right at any time or times, without the consent of, or notice to, Agent or Borrower, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D) (other than a natural Person, or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of, a natural Person, or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”), as the case may be, in all or any part of any Term Loan made by such Bank, any Note delivered to such Bank pursuant to this Agreement, and such Bank’s interest in any participation, if any, purchased pursuant to Section 3.11 or this Section 10.11.
(b)    The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.
(c)    Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver requiring consent by all Banks hereunder described in Section 10.03 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.02(g) (it being understood that the documentation required under Section 3.02(g) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.05 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.05(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.03 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. The Participant Register is intended to cause any commitments, loans, letters of credit or its other obligations under any Loan Document to be in registered form within the meaning of Sections 5f.103-1(c), 1.871-14(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)    No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.
(e)    Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.
Section 10.12    Severability Of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
Section 10.13    Investment Purpose. Each of the Banks represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.
Section 10.14    Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
Section 10.15    Governing Law; Submission to Jurisdiction.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (a) the determination of the accuracy of any of the Project Lamb Acquisition Agreement Representations and whether as a result of any inaccuracy of any Project Lamb Acquisition Agreement Representation the Borrower or any of its Affiliates have the right to terminate its or their obligations under the Project Lamb Acquisition Agreement or decline to consummate the Project Lamb Acquisition and (b) the determination of whether the Project Lamb Acquisition has been consummated in accordance with the terms of the Project Lamb Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws of the Grand Duchy of Luxembourg, without giving effect to any conflicts of laws principles, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.
(b)    Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, the Arranger, any Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the United States District Court of the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such federal court (to the extent permitted by Applicable Law) or in such New York State court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.04. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 10.16    Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
Section 10.17    [Reserved].
Section 10.18    Joint and Several Obligations.

(a)    Joint and Several Obligations. Notwithstanding anything contained herein to the contrary, Nordson and each Loan Party that is a Domestic Subsidiary shall be jointly and severally liable for all of the Obligations.
(b)    [Reserved].
(c)    Section 956 Provisions. Notwithstanding anything in any Loan Document to the contrary: (i) none of the following entities shall be required to guarantee or be liable for the Obligations of any Loan Party incorporated in or organized under the laws of the United States or any state or territory thereof or the District of Columbia under any Loan Document: (A) any CFC, (B) any FSHCO and (C) any subsidiary of a CFC or a FSHCO; (ii) no Obligations of any Loan Party incorporated in or organized under the laws of the United States or any state or territory thereof or the District of Columbia under any Loan Document may be secured by: (A) any assets of a CFC, a FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or a FSHCO), (B) a pledge or other security interest in excess of 65% of the voting equity interests and 100% of the non-voting interests in a CFC or a FSHCO or (C) any other assets of a CFC, a FSHCO or a subsidiary of a CFC or a FSHCO to the extent security in such assets could, as reasonably determined by the Borrower, result in material adverse U.S. tax consequences; and (iii) no CFC, FSHCO or subsidiary of a CFC or FSHCO shall be jointly and severally liable for the Obligations of any Loan Party incorporated in or organized under the laws of the United States or any state or territory thereof or the District of Columbia.
Section 10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Bank from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Bank in such Currency, the Agent or such Bank, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).
Section 10.20    Treatment of Certain Information; Confidentiality. Each of the Agent and the Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates and to each of their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Agent’s or such Bank’s regulatory compliance policy; (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund; (g) on a confidential basis to the CUSIP Service Bureau, any rating agency or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Obligations; (h) with the consent of Nordson; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Nordson; (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Agent and the Banks in connection with the administration of the Loan Documents; (j) to the extent that such information is independently developed by such Person, (k) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (l) for purposes of establishing a “due diligence” defense.
For purposes of this Section 10.20, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 10.21    JURY TRIAL WAIVER. THE BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.23    USA Patriot Act; Anti-Money Laundering Laws. The Agent and each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bank to identify each Loan Party in accordance with the USA Patriot Act or such Anti-Money Laundering Laws.
Section 10.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
NORDSON CORPORATION
By:     /s/ Joseph P. Kelley
Name: Joseph P. Kelley
Title: Executive Vice President and Chief
Financial Officer

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

AGENTS AND BANKS:
JPMORGAN CHASE BANK, N.A., as Agent and a Bank
By:     /s/ Marlon Matthews
Name: Marlon Matthews
Title: Executive Director

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

WELLS FARGO BANK, N.A., as a Bank
By:     /s/ Michelle Kuhn
Name: Michelle Kuhn
Title: Director

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

Deutsche Bank AG New York Branch, as a Bank

By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By: /s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

BANK OF AMERICA, N.A., as a Bank
By:     /s/ Brandon Bouchard
Name: Brandon Bouchard
Title: Vice President

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

PNC Bank, NA, as a Bank
By:     /s/ Keven Larkin
Name: Keven Larkin
Title: Senior Vice President

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Bank
By:     /s/ RODNEY J WINTERS
Name: RODNEY J WINTERS
Title: VICE PRESIDENT

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

HSBC Bank USA, National Association, as a Bank
By:     /s/ Jillian Clemons
Name: Jillian Clemons
Title: Senior Vice President

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

MORGAN STANLEY BANK, N.A., as a Bank
By:     /s/ Katie Bodack
Name: Katie Bodack
Title: Authorized Signatory

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

TD Bank, N.A., as a Bank
By:     /s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

The Huntington National Bank, as a Bank
By:     /s/ Thomas Dearth
Name: Thomas Dearth
Title: Director

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

TRUIST BANK, as a Bank
By:     /s/ Alexander Harrison
Name: Alexander Harrison
Title: Director

Nordson Corporation
364-Day Term Loan Agreement
Signature Page

SCHEDULE 1.1(a)

Commitments and Commitment Percentages

Lender	Term Loan Percentage	Term Loan Commitment
JPMorgan Chase Bank, N.A.	35.0%	€ 266,000,000
Wells Fargo Bank, N.A.	14.5%	€ 110,200,000
Deutsche Bank AG New York Branch	14.5%	€ 110,200,000
Bank of America, N.A.	7.0%	€ 53,200,000
PNC Bank, NA	7.0%	€ 53,200,000
U.S. Bank National Association	7.0%	€ 53,200,000
HSBC Bank USA, National Association	3.0%	€ 22,800,000
Morgan Stanley Bank, N.A.	3.0%	€ 22,800,000
TD Bank, N.A.	3.0%	€ 22,800,000
The Huntington National Bank	3.0%	€ 22,800,000
Truist Bank	3.0%	€ 22,800,000
TOTAL	100.0%	€ 760,000,000